[EXHIBIT 23.2]

                CONSENT OF INDEPENDENT REGISTERED
                     PUBLIC ACCOUNTING FIRM


We consent to the use of our report in the Registration Statement on Form S-1 of Aegean Earth and Marine Corporation and the related prospectus (No. 333-______) of our report dated April 16, 2008, except as to Note 11 as to which the date is April 21, 2008, with respect to the financial statements of Aegean Earth and Marine Corporation as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from inception (March 10, 2006) through December 31, 2006, and the cumulative period from inception (March 10, 2006) through December 31, 2007. We also consent to the reference to our Firm under the Caption "Experts" in such Registration Statement and related Prospectus.

PMB Helin Donovan, LLP


/s/ PMB Helin Donovan, LLP
--------------------------
Houston, Texas
April 23, 2008